Exhibit 99.1

9-22-08

Pamela Morris Appointed to DPL Board of Directors

Board Member W. August Hillenbrand Retires

DAYTON, Ohio, September 22, 2008 — DPL Inc. (NYSE:DPL) announced today the appointment of Pamela B. Morris to the DPL Inc. and The Dayton Power and Light Company Board of Directors.

“We are pleased to have Pamela join our Board,” said Mr. Glenn Harder, DPL Inc. Chairman of the Board.  “She brings an entrepreneurial perspective to the Board, as well as a wealth of experience in the health care field, an industry that, like the electric energy business, faces unique and complex challenges. Additionally, her strong ties to the Dayton region are consistent with DP&L’s commitment to serve the citizens of our 24 county service territory.”

Ms. Morris fills the vacancy created by the retirement of Mr. W August Hillenbrand.  “Gus served the shareholders and customers of DPL for 16 years,” said Harder.  “His business acumen, problem solving skills, and focus on customer service were invaluable to the company over his years of service.  We wish him well and are extremely grateful for his contributions to the Company.”

Ms. Morris is President and CEO of CareSource, the fourth largest and one of the fastest growing Medicaid managed care plans in the nation.  With plans in Ohio and Michigan, CareSource has more than 660,000 members generating $2 billion in revenue.

Ms. Morris earned a bachelor’s degree in political science and public administration from West Virginia University.  She sits on key industry boards and is the recipient of numerous business and community awards.  In 2007, Ms. Morris was selected as the Ernst & Young Entrepreneur of the Year® in the national Health Sciences category.  She and the CareSource executive team were also named the 2008 Top Leadership Team in Healthcare for health plans by HealthLeaders Media.

Ms. Morris’ appointment is effective October 1, 2008.  She will serve on the Nominating and Corporate Governance Committee and the Compensation Committee.

About DPL

DPL Inc. (NYSE:DPL) is a regional electric energy company.  DPL’s principal subsidiaries include The Dayton Power & Light Company (DP&L); DPL Energy, LLC (DPLE); and DPL Energy Resources, Inc. (DPLER).  DP&L, a regulated electric utility, provides service to over 515,000 retail customers in West Central Ohio; DPLE engages in the operation of peaking generation facilities; and

DPLER is a competitive retail electric supplier in Ohio, selling to major industrial and commercial customers.  DPL, through its subsidiaries, owns and operates approximately 3,750 megawatts of generation capacity, of which 2,850 megawatts are low cost coal-fired units and 900 megawatts are natural gas and diesel peaking units.  Further information can be found at www.dplinc.com.

Certain statements contained in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Matters discussed in this press release that relate to events or developments that are expected to occur in the future, including management’s expectations, strategic objectives, business prospects, anticipated economic performance and financial condition and other similar matters constitute forward-looking statements.  Forward-looking statements are based on management’s beliefs, assumptions and expectations of future economic performance, taking into account the information currently available to management.  These statements are not statements of historical fact and are typically identified by terms and phrases such as “anticipate,” “believe,” “intend,” “estimate,” “expect,” “continue,” “should,” “could,” “may,” “plan,” “project,” “predict,” “will,” and similar expressions.  Such forward-looking statements are subject to risks and uncertainties, and investors are cautioned that outcomes and results may vary materially from those projected due to various factors beyond our control, including but not limited to: abnormal or severe weather and catastrophic weather-related damage; unusual maintenance or repair requirements; changes in fuel costs and purchased power, coal, environmental emissions, natural gas, oil, and other commodity prices; volatility and changes in markets for electricity and other energy-related commodities; performance of our suppliers and other counterparties; increased competition and deregulation in the electric utility industry; increased competition in the retail generation market; changes in interest rates; state, federal and foreign legislative and regulatory initiatives that affect cost and investment recovery, emission levels and regulations, rate structures or tax laws; changes in federal and/or state environmental laws and regulations to which DPL and its subsidiaries are subject; the development of Regional Transmission Organizations (RTOs), including PJM Interconnection, L.L.C. (PJM) to which DPL’s operating subsidiary (DP&L) has given control of its transmission functions; changes in our purchasing processes, pricing, delays, employee, contractor, and supplier performance and availability; significant delays associated with large construction projects; growth in our service territory and changes in demand and demographic patterns; changes in accounting rules and the effect of accounting pronouncements issued periodically by accounting standard-setting bodies; financial market conditions; the outcomes of litigation and regulatory investigations, proceedings or inquiries; general economic conditions; and the risks and other factors discussed in DPL’s and DP&L’s filings with the Securities and Exchange Commission.

Forward-looking statements speak only as of the date of the document in which they are made.  We disclaim any obligation or undertaking to provide any updates or revisions to any forward-looking statement to reflect any change in our expectations or any change in events, conditions or circumstances on which the forward-looking statement is based.

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